ADMINISTRATIVE AND MANAGEMENT SERVICES AGREEMENT


THIS ADMINISTRATIVE AND MANAGEMENT SERVICES AGREEMENT
(hereinafter referred to as the
"AGREEMENT"), is made by and between the KENILWORTH FUND, INC., an Illinois Corporation,
(hereinafter called the "Fund") and INSTITUTIONAL PORTFOLIO
SERVICES, LTD., an Illinois Corporation
(hereinafter called "IPS").

                                WITNESSETH:


IN CONSIDERATION of the mutual covenants herein contained, each of the parties hereto intending to be legally bound, it is agreed as follows:

     1. The Fund hereby employs IPS, for the period set forth in Paragraph 7 hereof, and on the terms set forth herein, to render administrative and management services to the Fund. IPS hereby accepts such employment and agrees, during such period, to render the administrative and management services and assume the obligations herein set forth, for the compensation provided.
IPS, unless otherwise expressly provided and authorized, has no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

     2. As compensation for the administrative and management services to be rendered to the Fund by IPS under the provisions of this Agreement, the Fund shall pay to IPS the sum of $30,000 annually, to be paid on an annual basis.

     3. It is expressly understood and agreed that the administrative and management services to be rendered by IPS to the Fund under the provisions of this Agreement are not to be deemed exclusive, thus, IPS shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     4. It is understood and agreed that directors, officers, employees, agents and shareholders of the Fund may be interested in IPS as directors, officers, employees, agents and shareholders, and that directors, officers, employees, agents and shareholders of IPS may be interested in the Fund, as directors, officers, employees, agents and shareholders or otherwise. Specifically, it is understood and agreed that directors, officers, employees, agents and shareholders of IPS may continue as directors, officers, employees, agents and shareholders of the Fund; that IPS, its directors, officers, employees, agents and shareholders may render administrative and management services to other investment companies, or to any other corporation, association, firm or individual.

     5. IPS agrees to perform recordkeeping, bookkeeping, accounting, data processing, computer software and development and other operations management services for the Fund. IPS will not conduct any transfer agent or custodian activities of the Fund.

     6. IPS shall give the Fund the benefit of its best judgment and efforts in rendering these services, and the Fund agrees as an inducement to the undertaking of these services that IPS shall not be liable hereunder for any mistake of judgment or any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, IPS against any liability to Fund or to its shareholders to which IPS would otherwise be subject by reason of wilful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of obligations and duties hereunder.

     7. This Agreement shall continue in effect until December 31, 1997, and, thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, including the votes of a majority of the Directors who are not parties to such agreement or interested persons of any such party.

     8    This Agreement may be terminated at any time upon 60
days' prior written notice, without the
payment of any penalty, by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. Upon the termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay to IPS the fee provided in Paragraph 2 hereof, prorated to the date of termination.

     9. This Agreement shall not be assigned by the Fund without prior written consent thereto of IPS.

IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presence to be signed by their duly authorized officers this 29th day of December, 1996.



                                   KENILWORTH FUND, INC.

Attest: /s/ Denise M. Iwaniec      By: /s/  Mohini C. Pai
                                        President



                           INSTITUTIONAL PORTFOLIO SERVICES, LTD.

                                By: /s/  B. Padmanabha Pai
                                        President